EXHIBIT 23.5

                               Consent of KPMG LLP

The Board of Directors
German American Bancopr:

         We consent to the incorporation by reference in the registration statement of German American Bancorp on Form S-4 of our report dated July 23, 1998 (except for note 17, which is as of August 11, 1998), relating to the consolidated balance sheet of 1ST BANCORP and subsidiaries as of June 30, 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1998, which report appears in the December 31, 1999, annual report on Form 10-K of German American Bancorp.



                                          /s/ KPMG LLP


KPMG LLP
Indianapolis, Indiana
July 17, 2000